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                             WONDERWARE CORPORATION

      EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE


                                                Three months ended June 30,         Six months ended June 30,
                                              ---------------------------------  ---------------------------------
                                                   1997             1996              1997             1996
                                              ---------------- ----------------  ---------------- ----------------

Weighted average common shares
    outstanding during period                     14,038,309       13,631,639        13,910,112       13,532,876

Exercise of outstanding stock options
   (including  "cheap stock" options), less
    shares assumed repurchased                       305,513                            268,991          688,246
                                              ---------------- ----------------  ---------------- ----------------
Weighted average common and common
    equivalent shares                             14,343,822       13,631,639        14,179,103       14,221,122
                                              ================ ================  ================ ================

Net income (loss)                                $   935,484      $(1,232,120)      $ 1,007,086      $   264,549

Net income (loss) per share                      $      0.07      $     (0.09)      $      0.07      $      0.02


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